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                                                                    Exhibit 23.1



                       Consent of Independent Accountants



The Board of Directors
WebTrends Corporation:


We consent to incorporation by reference in the Registration Statement on Form S-8 dated February 19, 1998 of WebTrends Corporation of our reports dated January 11, 1999, except for note 10 which is as of January 19, 1999, relating to the balance sheets of WebTrends Corporation as of December 31, 1998 and 1997 and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and the related schedule, which reports appear in Amendment No. 3 to Registration Statement No. 333-69171 on Form S-1 of WebTrends Corporation.



                                            /s/ KPMG Peat Marwick LLP

Portland, Oregon
February 19, 1999